Exhibit 10.14
Dated 2 September 2009
CPI CEE MANAGEMENT LLC
and
GAZIT MIDAS LIMITED
AMENDED AND RESTATED CO-OPERATION AND VOTING
AGREEMENT
relating to Atrium European Real Estate Limited
Linklaters
Linklaters LLP
One Silk Street
London EC2Y 8HQ
Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222
Ref L-146696

1

This Agreement is made on 2 September 2009 between:
(1)	CPI CEE MANAGEMENT LLC, of The Corporation Trust Company, 1209 Orange Street, Wllmington, Delaware 19801, United States of America (“CPI CEE”); and

(2)	GAZIT MIDAS LIMITED, of Templar House, Don Road, St, Helier, Jersey JE1 2TR Channel Islands Great Britain (“Gazit”).
Whereas:
(A)	CPI Austria Holdings Limited (“CPI Austria”) and Gazit Globe Limited (the ultimate parent company of Gazit) (“Gazit Globe”) were previously parties to the investment Agreement (as defined below).

(B)	Each of CPI Austria, Gazit Globe, Newco (as defined below), the Company (as defined below), Meinl European Real Estate Limited (“MERE”) and Meinl Bank AG (“MB”) are parties to the Master Transaction Agreement (as defined below).

(C)	In accordance with Section 8 of the investment Agreement, CPI Austria and Gazit Globe agreed to enter into this Agreement in order to regulate the Investors’ holdings of interests in MEL Instruments following the liquidation of Newco or the distribution of Newco’s Interests in MEL Instruments to the Investors pursuant to Section 8 of the Investment Agreement.

(D)	CPI Austria has assigned all of its rights under the Master Transaction Agreement to CPI CEE and Gazit Globe has assigned all of its rights under the Master Transaction Agreement to Gazit.

(E)	Pursuant to the New Transaction Agreement (as defined below) CPI CEE, the Company and Gazit have agreed that all of the Convertible Securities and the special voting shares relating to the Convertible Securities and certain warrants over MEL Shares will be repurchased or surrendered as the case may be in consideration for the payment of cash and the issue of new MEL Shares.

(F)	This Agreement has been amended and restated to reflect certain changes required in connection with the transactions contemplated by the New Transaction Agreement.
It is agreed as follows:
1	Definitions, Interpretation and Schedules

1.1	Definitions

“Affiliate” means:
(i)	the ultimate parent company of an Investor or holding company of an Investor and any direct or indirect subsidiaries of such parent or holding company;

(ii)	in relation to any CPI CEE Investor, the ultimate parent company of Citibank International pIc, any subsidiaries of such parent and any Funds the general partner, manager or adviser of which is Controlled by such parent;

(iii)	in relation to any Gazit Investor, any Funds the general partner, manager or advisor of which is Controlled by Gazit Globe;

(iv)	in relation to an Investor that is a Fund, any entity that is the general partner, manager or adviser of that Investor; and

(v)	in relation to an Investor that is a Fund, other Funds which have the same general partner, manager or adviser as such Fund, or which have a general partner, manager or adviser which Controls, is Controlled by, is under common Control with or has substantially similar shareholders as the general partner, manager or adviser of such Fund;
“Articles” means the articles of association of the Company as amended from time to time;

“Back Stop Shares” has the meaning given to it in the Master Transaction Agreement;

“Board” means the board of directors of the Company, as from time to time constituted;

“Bond Change of Control” means the occurrence of any person acquiring or group of persons acting in concert together acquiring, whether directly or indirectly:
(i)	more than 50 per cent. of the issued share capital of the Company;

(ii)	issued share capital having the right in general to cast more than 50 per cent. of the votes capable of being cast in general meetings of the Company; or

(iii)	the right to determine the composition of the majority of the management board of the Company;
“Business Day” means a day (excluding Saturdays and Sundays) on which banks generally are open in England, Jersey, Israel and Austria for normal business;

“Closing” has the meaning given to it in the Master Transaction Agreement;

“Company” means Atrium European Real Estate Limited (formerly named Meinl European Land Limited) a Jersey incorporated Company having its registered office at 32 Commercial Street, St. Helier, Jersey JE4 OQH;

“Control” means, from time to time:
(i)	in the case of a body corporate, the right (directly or indirectly) to exercise more than 50 per cent. of the votes exercisable at any meeting of that body corporate, or the right (directly or indirectly) to appoint more than half of its directors;

(ii)	in the case of a partnership or limited partnership, the right (directly or indirectly) to exercise more than 50 per cent. of the votes exercisable at any meeting of partners of that partnership or limited partnership (and, in the case of a limited partnership, of each of its general partners); and

(iii)	in the case of a Fund, the right to be the manager or adviser to that Fund whether or not such right is terminable, whether by virtue of provisions contained in its memorandum or articles of association or, as the case may be, certificate of incorporation or by-laws, statutes or other constitutional documents or any contract or arrangement with any other persons;

“Convertible Securities” has the meaning given to it in the Master Transaction Agreement;

“CPI CEE Director” means a Director appointed by CPI CEE in accordance with Clauses 10.1.1, 10.2.1 or 10.3.1 (as the case may be);

“CPI CEE Investors” means each of the persons listed in Schedule 1 and their Permitted Transferees under Clauses 11.1.1(i)(a) and 11.1.3(i)(a) who may hold an interest in MEL

Instruments from time to time provided that if any CPI CEE Investor (other than CPI Austria) ceases to hold an interest in any MEL Instruments at any time it shall thereupon cease to be a CPI CEE Investor from that point on;

“Deed of Assignment” means the deed of assignment dated 1 August 2008 between CPI Austria, Gazit Globe, CPI CEE, Gazit and Newco;

“Director” means, from time to time, a director of the Company;

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or any other type of agreement or arrangement having similar effect;

“FPO” means the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005;

“FSMA” means the Financial Services and Markets Act 2000 (as amended);

“Fund” means any unit trust, investment trust, investment company, limited partnership, general partnership or other collective investment scheme, investment professional (as defined in Article 19(5)(d) of the FPO), high net worth company, unincorporated association or high value trust (as defined in Article 49(2)(a) to (c) of the FPO), pension fund, insurance company, authorised person under FSMA or any body corporate or other entity, in each case the assets of which are managed professionally for investment purposes on a discretionary basis and any wholly owned subsidiary of a Fund;

“Gazit Director” means a Director appointed by Gazit in accordance with clause 10.1.2, 10.2.2 or 10.3.2 (as the case may be);

“Gazit Investors” means Gazit Globe, Gazit and their Permitted Transferees under Clauses 11.1.1(ii)(a) and 11.1.3(ii)(a) who may hold an interest in MEL Instruments from time to time provided that if any Gazit Investor (other than Gazit Globe) ceases to hold an interest in any MEL Instruments at any time it shall thereupon cease to be a Gazit Investor from that point on;

“holding company” has the meaning given to it in the definition of ‘subsidiary’;

“Independent Expert” means an independent investment bank or independent firm of chartered accountants (acting as an expert and not as an arbitrator) nominated by the parties concerned or, in the case of disagreement as to nomination, appointed by the President for the time being of the London Investment Bankers Association or the President for the time being of the Institute of Chartered Accountants in England and Wales;

“Initial Warrants” has the meaning given to it in the Master Transaction Agreement;

“Investment Agreement” means the Investor Parties Term Sheet signed March 2008;

“Investor Director” means a Director appointed by either CPI CEE or Gazit in accordance with clause 10;

“Investor” means each of the CPI CEE Investors and each of the Gazit Investors;

“Investor Securities” means (i) equity or capital of an Investor, including any rights, options or warrants to purchase equity or capital of an Investor and any other convertible or quasi-equity securities issued by an Investor; and (ii) equity or capital of an entity whose main purpose is to hold the direct or indirect legal or beneficial interest in the equity or capital of an Investor (including any rights, options or warrants to purchase equity or capital of an Investor and any other convertible or quasi-equity securities issued by an Investor);

“Letter of Confirmation” means, where a Letter of Confirmation is required to be given by CPI CEE to Gazit, a letter from CPI CEE addressed to Gazit confirming that the interests in MEL Instruments held by a Permitted Transferee of a CPI CEE Investor will be Managed by CPI CEE on behalf of such Permitted Transferee and, where a Letter of Confirmation is required to be given by Gazit to CPI CEE, a letter from Gazit addressed to CPI CEE confirming that the interests in MEL Instruments held by a Permitted Transferee of a Gazit Investor will be Managed by Gazit on behalf of such Permitted Transferee, in each case substantially in the form set out in Schedule 2;

“Manage” means, in relation to an Investor;
(i)	the sole exercise of all Voting Rights and other powers of control arising as a result of the holding of a direct or indirect interest in MEL Instruments (but excluding, for the avoidance of doubt, any decision as to whether to acquire a MEL Instrument, Transfer a MEL Instrument or (in the case of the Convertible Securities, the Initial Warrants, the Rights Issue Warrants, the Optional Shares Warrants and any other share, security or other instrument issued by the Company and convertible into a MEL Instrument) convert or exercise (as applicable) any direct or indirect interest in such MEL Instrument); and

(ii)	the management of the relationship between that Investor and Gazit (where CPI CEE or an Affiliate of CPI CEE is acting as the Manager); and

(iii)	the management of the relationship between that Investor and CPI CEE (where Gazit or an Affiliate of Gazit is acting as the Manager), and “Managed” and “Manager” shall be construed accordingly;

“Market Value” means, in respect of any interest in MEL Instruments where such MEL Instruments are listed on a Recognised Investment Exchange (and if the MEL Instruments are listed on more than one Recognised Investment Exchange, the Recognised Investment Exchange on which the relevant MEL Instruments were most recently listed on), the 30 day average of the closing mid market price of such interest in MEL Instruments up to the date on which the relevant ROFO Trigger Notice is served or, if such date is not a Business Day, the last Business Day prior to such date, and in respect of any interest in MEL Instruments that are not listed on Recognised Investment Exchange, the amount agreed between the relevant Transferee and Transferor as representing the market value thereof or, in the absence of agreement, such amount as is determined by an Independent Expert in accordance with Clause 11.4.8;

“Master Transaction Agreement” means the master transaction agreement dated 20 March 2008 between, inter alia, Newco, CPI Austria, Gazit Globe and the Company;

“Meinl Voting Rights” means all rights of Newco to vote MEL Securities or procure that MEL Securities are voted in a particular manner under Clause 1.3B of the Master Transaction Agreement, such rights having been assigned to CPI CEE and Gazit under the Deed of Assignment;

“MEL Certificates” means certificates representing the MEL Shares;

“MEL Instruments” means the Convertible Securities, the Back Stop Shares, the Optional Shares, the Initial Warrants, the Rights Issue Warrants and the Optional Shares Warrants

issued by the Company pursuant to or in connection with the Transaction (as that term is defined in the Master Transaction Agreement) to Newco and any share, security or other instrument issued by the Company upon conversion or exercise of any of the foregoing or otherwise issued in substitution or replacement thereof and for the avoidance of doubt, the New Shares shall be deemed to have been issued in substitution of the Convertible Securities and the Initial Warrants;

“MEL Securities” means equity or capital of the Company, including MEL Shares (whether fully or partly paid), MEL Certificates, the Convertible Securities, any rights, options or warrants to purchase MEL Shares or MEL Certificates and any other convertible or quasi-equity securities issued by or on behalf of the Company;

“MEL Shares” means ordinary shares in the capital of the Company from time to time;

“New Shares” means the MEL Shares to be issued pursuant to the terms of the New Transaction Agreement;

“New Transaction Agreement” means the transaction agreement dated 2 September 2009 pursuant to which the Company agreed to acquire the Convertible Securities, certain special voting shares and warrants over the MEL Shares in consideration for cash and the New Shares;

“Newco” means CPI/Gazit Holdings Limited;

“Optional Shares” has the meaning given to it in the Master Transaction Agreement;

“Optional Shares Warrants” means the warrants issued in conjunction with the Optional Shares;

“Permitted Transfer” means any Transfer made in accordance with Clause 11.1;

“Permitted Transferee” means any person to whom a Permitted Transfer has been made;

“Post Conversion Shares” has the meaning given to it in the Master Transaction Agreement;

“Proceeding” means any proceeding, suit or action arising out of or in connection with this Agreement;

“Recognised Investment Exchange” means a recognised investment exchange for the purposes of FSMA;

“Relationship Agreement” means the agreement dated 30 July 2008 between CPI CEE, Gazit and the Company (as assigned on 1 August 2008 and as amended and restated on 2 September 2009);

“Relevant Closing Proportion” means, in respect of CPI CEE and Gazit, the proportion that each such person’s funding of Newco at Closing bears to the aggregate of all amounts funded to Newco at Closing (and for these purposes all funding of CPI Austria shall be deemed to be funding of CPI CEE);

“Relevant Interest” has the meaning given to it in the Master Transaction Agreement;

“Relevant Option Shares Proportion” means, in respect of CPI CEE and Gazit, the proportion that each such person’s funding of Newco in respect of the subscription by Newco for Optional Shares bears to the aggregate of all amounts funded to Newco in respect of the subscription for Optional Shares (and for these purposes all funding of CPI Austria shall be deemed to be funding of CPI CEE);

“Rights Issue Warrants” means the warrants issued in conjunction with the Back Stop Shares;

“Sale Notice of Intention” has the meaning given to it in the Master Transaction Agreement;

“Sale Price” has the meaning given to it in the Master Transaction Agreement;

“Sale Price Amount” means, in respect of each Relevant Interest acquired by Newco, the amount which either CPI CEE or Gazit has agreed under Clause 6 that an Investor will fund in respect of such Relevant Interest;

“Sale Price Proportion” means, in respect of each Relevant Interest acquired by Newco, the proportion that either CPI CEE’s or Gazit’s (as relevant) Sale Price Amount bears to the Sale Price in respect of such Relevant Interest;

“subsidiary” has the following meaning. A company is a ‘subsidiary’ of another company, its “holding company” if that other company:
(i)	holds a majority of the voting rights in it; or

(ii)	is a member of it and has the right to appoint or remove a majority of its board of directors; or

(iii)	is a member of it and controls alone, pursuant to an agreement with other members, a majority of the voting rights in it, or if it is a subsidiary of a company that is itself a subsidiary of that other company;

“Transaction” means the performance of the parties’ obligations under the Transaction Documents;

“Transaction Documents” means this Agreement, the Deed of Assignment, the Articles, the Investment Agreement, the Master Transaction Agreement, the Relationship Agreement, the New Transaction Agreement and the agreements listed in the Master Transaction Agreement as “Transaction Agreements”;

“Transfer” means, in relation to any directly held legal or beneficial interest in MEL Instruments or Investor Securities to:
(i)	sell, assign, transfer, foreclose or otherwise dispose of it;

(ii)	direct (by way of renunciation or otherwise) that another person should, or assign any right to, receive it;

(iii)	enter into any agreement in respect of the votes or any other rights attached to the share other than by way of proxy for a particular shareholder meeting provided that the existence of any such agreement by a CPI CEE Investor in favour of CPI CEE, or a Gazit Investor in favour of Gazit, shall not constitute a transfer by that CPI CEE Investor or Gazit Investor (respectively); or

(iv)	agree, whether or not subject to any condition precedent or subsequent, to do any of the foregoing, and “Transferred”, “Transferor” and “Transferee” shall be construed accordingly;

“Transferor Affiliate” means, in relation to any Transferor:
(i)	the ultimate parent company of a Transferor or holding company of a Transferor and any direct or indirect subsidiaries of such parent or holding company;

(ii)	in relation to a Transferor that is a Fund, any entity that is the general partner, manager or adviser of that Transferor; and

(iii)	in relation to a Transferor that is a Fund, other Funds which have the same general partner, manager or adviser as such Fund, or which have a general partner, manager or adviser which Controls, is Controlled by, is under common Control with or has substantially similar shareholders as the general partner, manager or adviser of such Fund;
“Voting Rights” means any voting rights exercisable at a general meeting of the Company arising directly or indirectly out of the holding of interests in MEL Instruments; and

“Warranties” means the warranties set out in Schedule 3.

1.2	Interpretation

In this Agreement, save where the context otherwise requires:
1.2.1	the singular includes the plural and vice versa and reference to any gender includes a reference to all other genders;

1.2.2	headings and the use of bold typeface shall be ignored;

1.2.3	references to any enactment shall include references to such enactment as it may, after the date of this Agreement, from time to time be amended, supplemented or re-enacted save where any amendment or modification to such enactment increases any liability under this Agreement or imposes obligations which are additional hereto;

1.2.4	a reference to a Clause, sub-clause, paragraph, sub-paragraph or Schedule is, unless indicated to the contrary, a reference to a Clause, sub-clause or paragraph of, or Schedule to, this Agreement;

1.2.5	a reference to a person includes a reference to a firm, a body corporate, an unincorporated association or to a person’s executors or administrators;

1.2.6	a reference to a “party” is to a party to this Agreement for the time being and a reference to the “parties” is, unless otherwise stated to the contrary, a reference to all parties to this Agreement for the time being;

1.2.7	“including” and similar expressions are not to be construed as words of limitation;

1.2.8	if a period of time is specified as from a given day, or from the day of an act or event, it shall be calculated exclusive of that day;

1.2.9	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

1.2.10	any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term and a reference to any

English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction;

1.2.11	a specific Transaction Document is a reference to that document as amended, varied, novated, supplemented or replaced from time to time (other than in breach of the provisions of this Agreement);

1.2.12	a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification initialled by or on behalf of each of CPI CEE and Gazit.
1.3	Schedules

The Schedules are part of this Agreement and shall have effect accordingly, and terms defined therein and not in the main body of this Agreement shall have the meanings given to them in such Schedules.

2	Effectiveness

This Agreement shall become effective immediately on Closing and with no further action being required on the part of any party.

3	Distributions and Transfers

3.1	Each of CPI CEE and Gazit agrees to procure that all MEL Instruments are distributed or transferred by Newco to CPI Austria (on behalf of CPI CEE) and Gazit as soon as reasonably practicable following the acquisition of or subscription for any such MEL Instrument by Newco.

3.2	Each of CPI CEE and Gazit agrees to procure that all Relevant Interests are distributed or transferred by Newco to CPI CEE and Gazit as soon as reasonably practicable following the acquisition of or subscription for any such Relevant Interests by Newco. All distributions or transfers of Relevant Interests by Newco shall be made in the Sale Price Proportions. Each of CPI CEE and Gazit may instruct Newco (by way of written notice to Newco) to distribute or transfer its Sale Price Proportions of such Relevant Interests to any or all of the CPI CEE Investors or Gazit Investors (respectively) in such proportions as it may specify in such written notice.

3.3	All distributions or transfers by Newco of:
3.3.1	the MEL Instruments subscribed for or acquired by Newco on Closing;

3.3.2	the Back Stop Shares; and

3.3.3	the Rights Issue Warrants,

shall be made in the Relevant Closing Proportions.
3.4	All distributions or transfers by Newco of:
3.4.1	the Optional Shares;

3.4.2	the Optional Shares Warrants,
shall be made in the Relevant Option Shares Proportions.

3.5	The parties agree that the Convertible Securities, the Initial Warrants, the Rights Issue Warrants and the Optional Shares Warrants shall not be converted or exercised, as applicable, until they have been distributed or transferred by Newco pursuant to this Clause 3.

3.6	The parties agree that no MEL Instrument or Relevant Interest shall be distributed or Transferred by Newco other than pursuant to this Clause 3.

3.7	If the MEL Instruments to be distributed under Clause 3.1 have not within 7 days of Closing been so distributed then CPI CEE and Gazit will negotiate in good faith to agree a structure that will enable the Investors to Transfer and/or grant security over their interests in those MEL Instruments.

4	Further Funding

4.1	Each of CPI CEE and Gazit agrees to fund, or procure that the CPI CEE Investors or the Gazit Investors, respectively, fund, in the Relevant Closing Proportions any subscription by Newco for the Back Stop Shares.

4.2	CPI CEE agrees to fund, or procure that the CPI CEE Investors fund, any subscription for Optional Shares by Newco agreed to by CPI CEE under Clause 5.

4.3	Gazit agrees to fund, or procure that the Gazit Investors fund, any subscription for Optional Shares by Newco agreed to by Gazit under Clause 5.

4.4	CPI CEE agrees to fund, or procure that the CPI CEE Investors fund, any Sale Price Amount agreed to by CPI CEE under Clause 6.

4.5	Gazit agrees to fund, or procure that the Gazit Investors fund, any Sale Price Amount agreed to by Gazit under Clause 6.

4.6	Each of CPI CEE and Gazit agrees to fund, or procure that the CPI CEE Investors or the Gazit Investors, respectively, fund, on an equal basis, all fees and expenses (including any payments under mutual contribution/indemnities) of advisors incurred by Newco in relation to the Transaction and incurred in the ordinary course of the operations of Newco.

4.7	Each of CPI CEE and Gazit agrees that the method of funding Newco pursuant to this Clause shall be determined by mutual agreement, on the basis of the most tax efficient manner practicable having regard to both parties’ individual tax positions.

4.8	Other than the funding for the MEL Instruments subscribed for or acquired by Newco on Closing, and the funding obligations set out in this Clause 4, neither CPI CEE nor Gazit shall have any obligation to provide or procure the provision of any further financing to Newco.

5	Optional Shares

5.1	Each of CPI CEE and Gazit will procure that no Optional Shares are acquired by Newco unless each of CPI CEE and Gazit has first been offered an opportunity by Newco to fund, or procure that the CPI CEE Investors or the Gazit Investors, respectively, fund, its Relevant Closing Proportion of the acquisition of such Optional Shares.

5.2	The offer referred to in Clause 5.1 above shall be made by written notice to each of CPI CEE and Gazit specifying the number of Optional Shares available to Newco, the amount of such optional shares equal to the Relevant Closing Proportion of each of Gazit and CPI CEE (in each case, such persons “Relevant Optional Shares Closing Proportion Amount”) and specifying a period (not being less than 15 Business Days) within which the offer, if not accepted, will be deemed to be declined. Within the above-mentioned period each of CPI CEE and Gazit may send a written notice to the other accepting all or part of its Relevant Optional Shares Closing Proportion Amount and, if applicable, indicating any amount of the Optional Shares in excess of such Relevant Optional Shares Closing Proportion Amount (the “Optional Shares Excess Amount”) which such person is also willing to fund or procure that the CPI CEE Investors or the Gazit Investors, respectively, fund.

5.3	Neither CPI CEE nor Gazit shall be obliged to fund or procure the funding of more than the maximum amount of Optional Shares it has indicated its willingness to fund or procure the funding of. In the event of any competition between CPI CEE and Gazit to fund or procure the funding of any part of the acquisition of Optional Shares pursuant to Clause 5.2, the entitlement of each such person shall, unless CPI CEE and Gazit otherwise agree in writing, be determined in the following manner:
5.3.1	to each person who has accepted the offer in whole or part there shall be allocated its Relevant Optional Shares Closing Proportion Amount or such lesser amount for which it has indicated its willingness to fund or procure the funding of; and

5.3.2	any amount of funding for the acquisition of Optional Shares which remains unallocated under this Clause 5.3 shall be allocated to the person who has indicated its willingness to fund or procure the funding of an Optional Shares Excess Amount and such person shall be allocated the maximum amount of funding available for allocation up to its Optional Shares Excess Amount.
5.4	Each of CPI CEE and Gazit shall procure that Newco acquires Optional Shares in accordance with this Clause 5.

6	Meinl Parties

6.1	If Newco receives a Sale Notice of Intention under Clause 1.3C of the Master Transaction Agreement then each of CPI CEE and Gazit will procure that no Relevant Interest is acquired by Newco under Clause 1.3C of the Master Transaction Agreement unless each of CPI CEE and Gazit has first been offered an opportunity by Newco to fund, or procure that the CPI CEE Investors or the Gazit Investors, respectively, fund, its Relevant Closing Proportion of the acquisition of such Relevant Interest.

6.2	The offer referred to in Clause 6.1 above shall be made by written notice to each of CPI CEE and Gazit specifying the Relevant Interest the subject of the sale or disposal, the Sale Price in respect of such Relevant Interest and the proportionate quantum of such Sale Price equal to the Relevant Closing Proportion of each of CPI CEE and Gazit (in each case, such persons “Relevant Interest Closing Proportion Amount”) and specifying a period (not being more than one Business Day) within which the offer, if not accepted, will be deemed to be declined. Within the above-mentioned period each of CPI CEE and Gazit may send a written notice to the other (and for these purposes e-mail shall be an acceptable form of written notice) accepting all or part of its Relevant Interest Closing Proportion Amount and, if applicable, indicating any amount of the Sale Price in excess of such Relevant Interest Closing Proportion Amount (the “Relevant Interest Excess Amount”) which such person is also willing to fund.

6.3	Neither CPI CEE nor Gazit shall be obliged to fund or procure the funding of more than the maximum part of the Sale Price it has indicated its willingness to fund or procure the funding of. In the event of any competition between CPI CEE and Gazit to fund or procure the funding of any part of the Sale Price pursuant to Clause 6.2, the entitlement of each such person shall, unless CPI CEE and Gazit otherwise agree in writing, be determined in the following manner:
6.3.1	to each person who has accepted the offer in whole or part there shall be allocated its Relevant Interest Closing Proportion Amount or such lesser amount of the Sale Price for which it has indicated its willingness to fund or procure the funding of; and

6.3.2	any amount of the Sale Price which remains unallocated under this Clause 6.3 shall be allocated to the person who has indicated its willingness to fund or procure the funding of a Relevant Interest Excess Amount and such person shall be allocated the maximum amount of funding available for allocation up to its Relevant Interest Excess Amount.
6.4	If the aggregate amount that each of CPI CEE and Gazit are willing to fund under Clause 6.2 is less than the Sale Price then, unless CPI CEE and Gazit otherwise agree in writing, they shall each procure that Newco does not acquire any of the Relevant Interest comprised within the relevant Sale Notice of Intention.

6.5	Each of CPI CEE and Gazit shall procure that Newco acquires Relevant Interests in accordance with this Clause 6.

7	Relationship Agreement and Voting

7.1	If at any particular time:
7.1.1	all of the CPI CEE Investors collectively on the one hand, and all of the Gazit Investors on the other, hold directly or indirectly whether legally or beneficially in both cases (i) equal to or more than or (ii) less than 20,000,000 MEL Shares then each of CPI CEE and Gazit undertakes that:
(i)	in respect of any rights it has against the Company under the Master Transaction Agreement that arise solely as a result of it being an assignee of Newco (which, for the avoidance of doubt, do not include rights under the Relationship Agreement), it shall only exercise those rights;

(ii)	it shall, and shall procure that each CPI CEE Investor or Gazit Investor (respectively) shall, exercise all Voting Rights and Meinl Voting Rights (which, in each case, for the avoidance of doubt, does not include rights under the Relationship Agreement), in accordance with the agreed position between Gazit and CPI CEE, such agreement not to be unreasonably withheld or delayed. If no agreed position can be reached between Gazit and CPI CEE on the relevant exercise of such rights under the Master Transaction Agreement or Voting Rights or Meinl Voting Rights then all such rights held by Gazit, the Gazit Investors, CPI CEE and the CPI CEE Investors shall be exercised, in the case of rights under the Master Transaction Agreement, such that the relevant right is not enforced against the Company and, in the case of Voting Rights and Meinl Voting Rights, in the negative;

7.1.2	all of the CPI CEE Investors collectively hold directly or indirectly whether legally or beneficially less than 20,000,000 MEL Shares and all of the Gazit Investors collectively hold directly or indirectly whether legally or beneficially 20,000,000 or more MEL Shares:
(i)	in respect of any of the matters set out in Clause 3.1 of the Relationship Agreement CPI CEE hereby undertakes to Gazit that it shall not exercise any right of veto which it might have under that Clause and shall to the maximum extent permitted by law exercise its consent rights thereunder in accordance with the written instructions of Gazit; and

(ii)	CPI CEE shall, and procure that each CPI CEE Investor shall, in each case to the maximum extent permitted by law, provide Gazit with a proxy (or proxies) to enable Gazit to exercise all Voting Rights and Meinl Voting Rights held by CPI CEE or any CPI CEE Investor at Gazit’s discretion; and
7.1.3	all of the Gazit Investors collectively hold directly or indirectly whether legally or beneficially less than 20,000,000 MEL Shares and all of the CPI CEE Investors collectively hold directly or indirectly whether legally or beneficially 20,000,000 or more MEL Shares:
(i)	in respect of any of the matters set out in Clause 3.1 of the Relationship Agreement Gazit hereby undertakes to CPI CEE that it shall not exercise any right of veto which it might have under that Clause and shall to the maximum extent permitted by law exercise its consent rights thereunder in accordance with the written instructions of CPI CEE; and

(ii)	Gazit shall, and shall procure that each Gazit Investor shall, in each case to the maximum extent permitted by law, provide CPI CEE with a proxy (or proxies) to enable CPI CEE to exercise all Voting Rights and Meinl Voting Rights held by Gazit or any Gazit Investor at CPI CEE’s discretion.
7.2	CPI CEE hereby grants a power of attorney to Gazit authorising Gazit to exercise (or not exercise) the consent rights, Voting Rights and Meinl Voting Rights held by any and all of the CPI CEE Investors in the event that Clause 7.1.2 applies and CPI CEE fails to comply with the written instructions of Gazit, or following a written request from Gazit fails to provide Gazit with a proxy (or proxies) under Clause 7.1.2(ii), in each case within 5 Business Days of receipt of the relevant written notice.

7.3	Gazit hereby grants a power of attorney to CPI CEE authorising CPI CEE to exercise (or not exercise) the consent rights, Voting Rights and Meinl Voting Rights held by any and all of the Gazit Investors in the event that Clause 7.1.3 applies and Gazit fails to comply with the written instructions of CPI CEE, or following a written request from CPI CEE fails to provide CPI CEE with a proxy (or proxies) under Clause 7.1.3(ii), in each case within 5 Business Days of receipt of the relevant written notice.

7.4	The prior written consent of each of CPI CEE and Gazit shall be required for any amendment to, waiver of or termination of the Master Transaction Agreement on behalf of Newco. For the avoidance of doubt, only the written consent of each of CPI CEE and Gazit is required to amend this Agreement.

7.5	Save as set out in Clause 7.1.1, Clause 7.1.2 (to the extent it relates to Meinl Voting Rights) and Clause 7.1.3 (to the extent it relates to Meinl Voting Rights) above each of CPI

CEE and Gazit shall be entitled to exercise their rights under the Master Transaction Agreement in such manner as they in their absolute discretion determine.

8	Warranties

8.1	CPI CEE hereby warrants to Gazit that each of the Warranties is true and correct at the date hereof in relation to CPI CEE.

8.2	Gazit hereby warrants to CPI CEE that each of the Warranties is true and correct at the date hereof in relation to Gazit.

9	Conduct of Business

9.1	Competition

For the avoidance of doubt, each Investor shall be entitled to compete with each other and with the Company in any market in which any of them operate.

9.2	Information
9.2.1	Each of CPI CEE and Gazit shall (and shall procure that the CPI CEE Investors and the Gazit Investors, respectively, shall) exercise all Voting Rights, Meinl Voting Rights and powers of control available to it in relation to the Company and (subject to compliance with their fiduciary duties) to each of their respective Investor Directors to enable the other to exercise its rights under Clause 5 of the Relationship Agreement.

9.2.2	Each of CPI CEE and Gazit shall be entitled to receive the same information from the Company and each of them will provide copies to the other of any information which they receive from the Company which the other has not received. Each of CPI CEE and Gazit shall be entitled to pass on any information received by it from the Company to its shareholders and to any persons having Control of such shareholders and in the case of CPI CEE to the CPI CEE Investors and their respective shareholders and to any persons having Control of such shareholders and in the case of Gazit to the Gazit Investors and their respective shareholders and to any persons having Control of such shareholders (in each case subject always to confidentiality obligations to the Company).
10	Board of Directors

10.1	Right of CPI CEE and Gazit to appoint the Investor Directors and the Chairman for so long as the Investors have the right under the Articles to appoint four Directors
10.1.1	Without prejudice to any other rights they may have but subject to Clause 10.1.5, at any time when CPI CEE and Gazit collectively are entitled under the Articles to appoint 4 Directors to the Board, CPI CEE is entitled from time to time to appoint to and remove from the Board such number of persons as is determined in accordance with Clause 10.1.3 and upon removal of such persons to appoint other persons in their place, to be designated as the “CPI CEE Directors”.

10.1.2	Without prejudice to any other rights it may have but subject to Clause 10.1.6, at any time when CPI CEE and Gazit collectively are entitled under the Articles to appoint 4 Directors to the Board, Gazit is entitled from time to time to appoint to and remove from the Board such number of persons as is determined in accordance with Clause 10.1.3 and upon removal of such persons to appoint other persons in their place, to be designated as the “Gazit Directors”.

10.1.3	The entitlement of CPI CEE and Gazit to appoint the Investor Directors shall be calculated as follows:
(i)	if at the relevant time each of (a) the CPI CEE Investors collectively and (b) the Gazit Investors collectively; directly or indirectly hold legal or beneficial interests in 49,000,000 MEL Shares or more then each of CPI CEE and Gazit will each be entitled to appoint two Investor Directors under Clause 10.1.1 and 10.1.2, respectively, above;

(ii)	if at the relevant time (i) either (a) the CPI CEE Investors collectively or (b) the Gazit Investors collectively; directly or indirectly hold legal or beneficial interests in less than 49,000,000 MEL Shares but more than or equal to 20,000,000 MEL Shares (the “Minority Investor”) and (ii) at the same time either (a) the Gazit Investors collectively or (b) the CPI CEE Investors collectively, respectively (the “Majority Investor”) directly or indirectly holds a legal or beneficial interests in 49,000,000 MEL Shares or more then the Minority Investor will be entitled under Clause 10.1.1 or 10.1.2 above (as relevant) to appoint one Investor Director and the Majority Investor will be entitled under Clause 10.1.1 or 10.1.2 above (as relevant) to appoint three Investor Directors;

(iii)	if at the relevant time (i) either (a) the CPI CEE Investors collectively or (b) the Gazit Investors collectively; directly or indirectly hold legal or beneficial interests in less than 20,000,000 MEL Shares (the “Super Minority Investor”) and (ii) at the same time either (a) the Gazit Investors collectively or (b) the CPI CEE Investors collectively, respectively (the “Super Majority Investor”) directly or indirectly holds legal or beneficial interests in 49,000,000 MEL Shares or more then the Super Minority Investor will not be entitled under Clause 10.1.1 or 10.1.2 above (as relevant) to appoint any Investor Directors and the Super Majority Investor will be entitled under Clause 10.1.1 or 10.1.2 above (as relevant) to appoint four Investor Directors; and

(iv)	if at the relevant time both (a) the CPI CEE Investors collectively and (b) the Gazit Investors collectively; directly or indirectly hold legal or beneficial interests in less than 49,000,000 MEL Shares but more than or equal to 20,000,000 MEL Shares then each of CPI CEE and Gazit will be entitled to appoint two investor directors under Clause 10.1.1 and 10.1.2, respectively, above.
10.1.4	Without prejudice to any other rights they may have, CPI CEE and Gazit (acting jointly or if one of them is a Super Majority Investor, then that Super Majority Investor acting alone) are entitled from time to time to:
(i)	appoint one of the Investor Directors as the Chairman of the Board, to be designated as the “Chairman”; and

(ii)	remove such person from such position and upon removal to appoint another person in his place.
10.1.5	No CPI CEE Director may be appointed without the prior written consent of Gazit, such consent not to be unreasonably withheld or delayed.

10.1.6	No Gazit Director may be appointed without the prior written consent of CPI CEE, such consent not to be unreasonably withheld or delayed.

10.1.7	This Clause 10.1 shall apply only for so long as CPI CEE and Gazit collectively have the right under the Articles to appoint 4 Directors.
10.2	Right of CPI CEE and Gazit to appoint the Investor Directors and the Chairman for so long as the Investors have the right under the Articles to appoint three Directors
10.2.1	Without prejudice to any other rights they may have but subject to Clause 10.2.5, at any time when CPI CEE and Gazit collectively are entitled under the Articles to appoint 3 Directors to the Board, CPI CEE is entitled from time to time to appoint to and remove from the Board such number of persons as is determined in accordance with Clause 10.2.3 and upon removal of such persons to appoint other persons in their place, to be designated as the “CPI CEE Directors”.

10.2.2	Without prejudice to any other rights it may have but subject to Clause 10.2.6, at any time when CPI CEE and Gazit collectively are entitled under the Articles to appoint 3 Directors to the Board, Gazit is entitled from time to time to appoint to and remove from the Board such number of persons as is determined in accordance with Clause 10.2.3 and upon removal of such persons to appoint other persons in their place, to be designated as the “Gazit Directors”.

10.2.3	The entitlement of CPI CEE and Gazit to appoint the Investor Directors shall be calculated as follows:
(i)	if at the relevant time both (a) the CPI CEE Investors collectively and (b) the Gazit Investors collectively; directly or indirectly hold legal or beneficial interests in more than or equal to 20,000,000 MEL Shares then either (i) if the CPI CEE Investors directly or indirectly hold legal or beneficial interests in more MEL Shares than that those held by the Gazit Investors collectively (directly or indirectly), CPI CEE shall be entitled to appoint two Investor directors under Clause 10.2.1 and Gazit shall be entitled to appoint one Investor director in under Clause 10.2.2 or (ii) otherwise Gazit shall be entitled to appoint two directors under Clause 10.2.2 and CPI CEE shall be entitled to appoint one Investor Director under Clause 10.2.1; and

(ii)	if at the relevant time (i) either CPI CEE or Gazit is a Super Minority Investor and Gazit (if CPI CEE is the Super Minority Investor) or CPI CEE (if Gazit is the Super Minority Investor) holds directly or indirectly legal or beneficial interests in 20,000,000 MEL or more (the “Non-Super Minority Investor”), then the Super Minority Investor will not be entitled to appoint any Investor Directors and the Non-Super Minority Investor will be entitled under Clause 10.2.1 or 10.2.2 above (as relevant) to appoint three Investor Directors;

10.2.4	Without prejudice to any other rights they may have, CPI CEE and Gazit (acting jointly or if one of them is a Super Minority Investor, then the Non-Super Minority Investor acting alone) are entitled from time to time to:
(i)	appoint one of the Investor Directors as the Chairman of the Board, to be designated as the “Chairman”; and

(ii)	remove such person from such position and upon removal to appoint another person in his place.
10.2.5	No CPI CEE Director may be appointed without the prior written consent of Gazit, such consent not to be unreasonably withheld or delayed.

10.2.6	No Gazit Director may be appointed without the prior written consent of CPI CEE, such consent not to be unreasonably withheld or delayed.

10.2.7	This Clause 10.2 shall apply only for so long as CPI CEE and Gazit collectively have the right under the Articles to appoint three Directors.
10.3	Right of CPI CEE and Gazit to appoint the Investor Directors and the Chairman for so long as the Investors have the right under the Articles to appoint two Directors
10.3.1	Without prejudice to any other rights they may have but subject to Clause 10.3.5, at any time when CPI CEE and Gazit collectively are entitled under the Articles to appoint 2 Directors to the Board, CPI CEE is entitled from time to time to appoint to and remove from the Board such number of persons as is determined in accordance with Clause 10.3.3 and upon removal of such persons to appoint other persons in their place, to be designated as the “CPI CEE Directors”.

10.3.2	Without prejudice to any other rights it may have but subject to Clause 10.3.6, at any time when CPI CEE and Gazit collectively are entitled under the Articles to appoint 2 Directors to the Board, Gazit is entitled from time to time to appoint to and remove from the Board such number of persons as is determined in accordance with Clause 10.3.3 and upon removal of such persons to appoint other persons in their place, to be designated as the “Gazit Directors”.

10.3.3	The entitlement of CPI CEE and Gazit to appoint the Investor Directors shall be calculated as follows:
(i)	if at the relevant time both (a) the CPI CEE Investors collectively and (b) the Gazit Investors collectively; directly or indirectly hold legal or beneficial interests in 20,000,000 MEL Shares or more then each of CPI CEE and Gazit will each be entitled to appoint one Investor Director under Clause 10.3.1 and 10.3.2, respectively, above;

(ii)	if at the relevant time either CPI CEE or Gazit is a Super Minority Investor, then the Non-Super Minority Investor will be entitled to appoint two Investor Directors under Clause 10.3.1 or 10.3.2 above (as relevant) and the Super Minority Investor will not be entitled to appoint an Investor Director;
10.3.4	Without prejudice to any other rights they may have, CPI CEE and Gazit (acting jointly or if one of them is a Super Minority Investor, then the Non-Super Minority Investor acting alone) are entitled from time to time to:
(i)	appoint one of the Investor Directors as the Chairman of the Board, to be designated as the “Chairman”; and

(ii)	remove such person from such position and upon removal to appoint another person in his place.
10.3.5	No CPI CEE Director may be appointed without the prior written consent of Gazit, such consent not to be unreasonably withheld or delayed.

10.3.6	No Gazit Director may be appointed without the prior written consent of CPI CEE, such consent not to be unreasonably withheld or delayed.

10.3.7	This Clause 10.3 shall apply only for so long as CPI CEE and Gazit collectively have the right under the Articles to appoint 2 Directors, provided that Clause 10.3.4 shall only apply for so long as CPI CEE and Gazit collectively have the right to appoint a Chairman under the Articles.
10.4	Right of CPI CEE and Gazit to appoint the Investor Director for so long as the Investors have the right under the Articles to appoint one Director
10.4.1	Without prejudice to any other rights they may have, at any time when CPI CEE and Gazit collectively are entitled to appoint and remove only one Director to the Board, the decision as to appointment shall be made by CPI CEE (if the CPI CEE Investors directly or indirectly hold legal or beneficial interests in more MEL Shares than those held by the Gazit Investors collectively (directly or indirectly)) or by Gazit otherwise.

10.4.2	No Director shall be appointed pursuant to Clause 10.4.1 without the prior written consent of both CPI CEE and Gazit, such consent not to be unreasonably withheld or delayed.

10.4.3	This Clause 10.4 shall apply only for so long as CPI CEE and Gazit collectively have the right under the Articles to appoint one Director.
10.5	Obligation to appoint and remove Directors

Each of CPI CEE and Gazit shall (and shall procure that the CPI CEE Investors and the Gazit Investors, respectively, shall) exercise all Voting Rights, Meinl Voting Rights and powers of control available to it in relation to the Company and (subject to compliance with their fiduciary duties) to each of their respective Investor Directors to appoint and remove the Investor Directors to be appointed or removed as provided in this Clause 10.

10.6	Right to appoint the majority of the nomination committee

Without prejudice to any other rights they may have, at any time when CPI CEE and Gazit collectively are entitled under the Articles to appoint and remove the majority of the members of any nomination committee constituted by the Board, such appointment and removal shall be made by agreement between CPI CEE and Gazit (in each case, such agreement not to be unreasonably withheld or delayed) unless there exists at any time a Super Minority Investor, in which case CPI CEE (if Gazit is the Super Minority Investor) or Gazit (if CPI CEE is the Super Minority Investor) shall have the right to appoint and remove such persons at its sole discretion on behalf of both CPI CEE and Gazit and shall do all things reasonably necessary to give effect to this Clause.

11	Transfer Restrictions relating to MEL Instruments and Investor Securities

11.1	No Transfer

No interests in MEL Instruments or interests in Investor Securities may be Transferred by a legal or beneficial holder thereof other than:
11.1.1	where the Transfer is either of:
(i)	(a) MEL Instruments held by a CPI CEE Investor or (b) Investor Securities in either (1) a CPI CEE Investor or (2) an entity whose main purpose is to hold the direct or indirect legal or beneficial interest in the equity or capital of a CPI CEE Investor, to either:
(I)	a Transferor Affiliate of the relevant Transferor;

(II)	to CPI CEE or an Affiliate of CPI CEE; or

(III)	to another CPI CEE Investor or, in respect of Investor Securities only, an entity whose main purpose is to hold the direct or indirect legal or beneficial interest in the equity or capital of a CPI CEE Investor, provided that in the case of a Transfer of MEL Instruments by a CPI CEE Investor, CPI CEE has delivered to Gazit a Letter of Confirmation (unless Gazit waives in writing the obligation to provide such Letter of Confirmation in relation to a specific Transfer); or

(ii)	(a) MEL Instruments held by a Gazit Investor or (b) Investor Securities in either (1) a Gazit Investor or (2) an entity whose main purpose is to hold the direct or indirect legal or beneficial interest in the equity or capital of a Gazit Investor, to either:
(I)	a Transferor Affiliate of the relevant Transferor;

(II)	to Gazit or an Affiliate of Gazit; or

(III)	to another Gazit Investor or, in respect of Investor Securities only, an entity whose main purpose is to hold the direct or indirect legal or beneficial interest in the equity or capital of a Gazit Investor, provided that in the case of a Transfer of MEL Instruments by a Gazit Investor, Gazit has delivered to CPI CEE a Letter of Confirmation (unless CPI CEE waives in writing the obligation to provide such Letter of Confirmation in relation to a specific Transfer);
11.1.2	where the Transfer is either of:
(i)	MEL Instruments held by an Investor; or

(ii)	Investor Securities in an Investor or in an entity whose main purpose is to hold the direct or indirect legal or beneficial interest in the equity or capital of that Investor, to a bank or other financial institution or trustee as security for the obligations of that Investor or the relevant Transferor or on enforcement of that security in each case in relation to either (a) indebtedness incurred by that Investor or the relevant Transferor in relation to the Transaction, or (b) any bond or other debt instrument issuance by that Investor or Affiliate of that Investor;

11.1.3	where the Transfer is either of:
(i)	(a) MEL Instruments held by a CPI CEE Investor or (b) Investor Securities in either (1) a CPI CEE Investor or (2) an entity whose main purpose is to hold the direct or indirect legal or beneficial interest in the equity or capital of a CPI CEE Investor, with the prior written consent of Gazit, provided that if the Transferor is a CPI CEE Investor and the Transfer is of a MEL Instrument then CPI CEE has delivered to Gazit a Letter of Confirmation (unless Gazit waives in writing the obligation to provide such Letter of Confirmation in relation to a specific Transfer); or

(ii)	(a) MEL Instruments held by a Gazit Investor or (b) Investor Securities in either (1) a Gazit Investor or (2) an entity whose main purpose is to hold the direct or indirect legal or beneficial interest in the equity or capital of a Gazit Investor, with the prior written consent of CPI CEE, provided that if the Transferor is a Gazit Investor and the Transfer is of a MEL Instrument then Gazit has delivered to CPI CEE a Letter of Confirmation (unless CPI CEE waives in writing the obligation to provide such Letter of Confirmation in relation to a specific Transfer);
11.1.4	where the Transfer is of MEL Instruments held by an Investor, subject to prior compliance with Clause 11.4; or

11.1.5	in the case of any bank or other financial institution or trustee who is a Permitted Transferee pursuant to Clause 11.1.2 above, to any third party following enforcement or foreclosure on any such security.
11.2	Transfer back
If a person to whom an interest in MEL Instruments or an interest in Investor Securities has been Transferred pursuant to Clause 11.1.1 ceases maintain the relevant connection with the Transferor or Gazit or CPI CEE (as relevant) such that the Transfer would no longer be treated as a Permitted Transfer in terms of Clause 11.1.1 were it to occur after such relevant connection had ceased, the Transferee and the Transferor shall (to the extent legally possible) ensure that all such interests in MEL Instruments or Interests in Investor Securities are transferred back to the Transferor or to another Transferee by way of a Permitted Transfer within five Business Days of the cessation of such connection.
11.3	Reasons for Declining to Approve a Transfer
Each of CPI CEE and Gazit shall, subject to any fiduciary duty, procure that each Investor Director appointed by them shall not decline to register the Transfer of any interest in MEL Instruments made pursuant to and in compliance with the provisions of this Agreement and shall procure that the Investor Directors appointed by them shall exercise any lawful right or power they may have to decline to register any Transfer of any interest in MEL Instruments effected in contravention of this Agreement.
11.4	Right of First Offer
11.4.1	Save as permitted under Clauses 11.1.1, 11.1.2, 11.1.3, or 11.1.5 no Investor shall be entitled to Transfer any interest in MEL Instruments at any time unless the provisions of this Clause 11.4 have first been complied with.
11.4.2	A legal or beneficial holder of interests in MEL Instruments (the “ROFO Trigger Investor”) will have the right, exercisable upon written notice (a “ROFO Trigger

Notice”) to Gazit or CPI CEE respectively (the “ROFO Recipient Investor”) at any time other than during a ROFO Acceptance Period, a ROFO Transfer Period or a ROFO Agreement Period each as defined below, to give notice in accordance with the provisions of Clause 15.7 that the ROFO Trigger Investor intends to Transfer interests in MEL Instruments in accordance with Clause 11.1.4. Any ROFO Trigger Notice shall contain details of the number or amount and class or type of interest in MEL Instruments which the ROFO Trigger Investor intends to Transfer (such interests in MEL Instruments being the “ROFO Interests”). If a ROFO Trigger Notice is served on the ROFO Recipient Investor, it shall be deemed to contain an offer to sell to the ROFO Recipient Investor the ROFO Interests set out in the ROFO Trigger Notice free of all Encumbrances and with all rights attaching to such ROFO Interests.
11.4.3	The ROFO Recipient Investor shall have the right, exercisable upon written notice (a “ROFO Acceptance Notice”) given in accordance with the provisions of Clause 15.7 at any time within 5 Business Days following receipt of the ROFO Trigger Notice (the “ROFO Acceptance Period”), to offer (the “ROFO Offer”) to acquire all (but not part only) of the ROFO Interests at the price set out in the ROFO Acceptance Notice (the “ROFO Offer Price”). Any ROFO Acceptance Notice once given will be irrevocable.

11.4.4	If the ROFO Recipient Investor does not within the ROFO Acceptance Period give a ROFO Acceptance Notice to the ROFO Trigger Investor, the ROFO Recipient Investor shall be deemed to have declined its opportunity to give a ROFO Acceptance Notice and the ROFO Trigger Investor will be entitled at any time within six months after the expiry of the ROFO Acceptance Period (the “ROFO Transfer Period”) to Transfer all or any of the ROFO Interests in accordance with Clause 11.1.4 at such price as the ROFO Trigger Investor shall in its absolute discretion determine.

11.4.5	If the ROFO Recipient Investor gives a ROFO Acceptance Notice to the ROFO Trigger Investor within the ROFO Acceptance Period, the ROFO Trigger Investor shall have the right, exercisable upon written notice (a “ROFO Agreement Notice”) given in accordance with the provisions of Clause 15.7 to the ROFO Recipient Investor at any time within 5 Business Days of receipt of the ROFO Acceptance Notice (the “ROFO Agreement Period”) to accept the ROFO Offer at the ROFO Offer Price. Any ROFO Agreement Notice once given will be irrevocable.

11.4.6	If the ROFO Trigger Investor gives a ROFO Agreement Notice to the ROFO Recipient Investor within the ROFO Agreement Period then the ROFO Trigger Investor and the ROFO Recipient Investor shall, if the ROFO Instruments are customarily traded on a Recognised Investment Exchange, within two Business Days of receipt of such ROFO Agreement Notice execute a stock transfer form or other instrument customarily used for transfers of those ROFO Instruments and in any other case shall negotiate in good faith with each other to agree the terms of a sale and purchase agreement containing customary warranties and other contractual protections in each case only in relation to the title of the ROFO Trigger Investor to, and the lack of Encumbrances over, the ROFO Instruments (a “ROFO SPA”) and pursuant to which the ROFO Recipient Investor will acquire the ROFO Interests from the ROFO Trigger Investor at the ROFO Offer Price. If the ROFO Trigger Investor and the ROFO Recipient Investor are unable to agree the terms of the ROFO SPA within 10 Business Days following receipt of the ROFO Acceptance Notice then the ROFO Interests shall be transferred from the ROFO Trigger Investor to the ROFO Recipient Investor at the ROFO Offer Price and on the terms of such number of stock transfer forms or equivalent instruments of Transfer as are necessary to give effect to such Transfer.

11.4.7	If the ROFO Trigger Investor does not give a ROFO Agreement Notice to the ROFO Recipient Investor within the ROFO Agreement Period then:
(i)	if the ROFO Offer Price is greater than or equal to the Market Value of the ROFO Interests, the ROFO Trigger Investor will be entitled at any time within six months after the expiry of the ROFO Agreement Period to Transfer all (but not part only) of the ROFO Interests in accordance with Clause 11.1.4 at a price in respect of such ROFO Interests that is greater than or equal to 105 per cent. of the ROFO Offer Price free of any rebate allowance or deduction whatsoever and without any collateral agreements which make the sale more favourable; and

(ii)	if the ROFO Offer Price is less than the Market Value of the ROFO Interests, the ROFO Trigger Investor will be entitled at any time within six months after expiry of the ROFO Agreement Period to Transfer all or any of the ROFO Interests in accordance with Clause 11.1.4 at such price as the ROFO Trigger Investor shall in its absolute discretion determine.
11.4.8	If an Independent Expert is required to determine the Market Value of interests in MEL Instruments or pursuant to this Clause 11.4.8, such Market Value shall be the amount the Independent Expert shall, on the application of the ROFO Trigger Investor (which application shall be made as soon as practicable following the time when it become apparent that a valuation is required), certify in writing to be the amount which, in its opinion, represents a fair value for such interests in MEL Instruments as between a willing seller and a willing buyer as at a date reasonably agreed between the ROFO Trigger Investor and the ROFO Recipient Investor. In so certifying, the Independent Expert shall act as expert and not as arbitrator and its decision shall be conclusive and binding on all parties for the purpose of this Clause 11.4. The costs of the Independent Expert shall be borne by the ROFO Trigger Investor.
11.5	Orderly Market Undertakings
Each of CPI CEE and Gazit shall (and shall procure that the CPI CEE Investors and the Gazit Investors, respectively, shall) exercise its rights under Clause 11 in such a way as shall maintain an orderly market in the relevant interests in MEL Instruments.

11.6	Procurement Obligations

CPI CEE and Gazit shall procure that each CPI CEE Investor and each Gazit Investor, respectively, complies with this Clause 11.

12	Residual Rights

Nothing in this Agreement shall restrict or diminish or limit in any manner whatsoever any parties’ rights under any applicable general law in that parties’ capacity as a shareholder or investor in the Company nor shall it impose on any Investor Director any obligation or liability to do anything contrary to the proper performance of his duties as a Director and the due discharge of his lawful obligations as a Director nor shall it relieve him of any such duties or obligations.
13	Undertakings

13.1	If the Company is subject to the rules of any jurisdiction that may require a mandatory tender offer to be made by any Investor or any person acting in concert with any of them then:
13.1.1	CPI CEE shall not, and shall procure that no CPI CEE Investor shall, (i) acquire any interest in any security issued by the Company or referable in any way to any security issued by the Company which may trigger any such mandatory offer without first consulting with Gazit; or (ii) take any action that results in a mandatory tender offer without the prior written consent of Gazit;

13.1.2	Gazit shall not, and shall procure that no Gazit Investor shall, (i) acquire any interest in any security issued by the Company or referable in any way to any security issued by the Company which may trigger any such mandatory offer without first consulting with CPI CEE; or (ii) take any action that results in a mandatory tender offer without the prior written consent of CPI CEE, and in each case, in considering any action referable to, or the subject of, this Clause 13.1 all Investors shall take account of all MEL Securities disclosed as owned, directly or indirectly, by any other Investor or Affiliate of any other Investor.
13.2	Each of CPI CEE and Gazit, respectively, agrees that:
13.2.1	CPI CEE shall not, and shall procure that no CPI CEE Investor shall, (i) acquire any interest in any security issued by the Company or referable in any way to any security issued by the Company which may trigger a Bond Change of Control without first consulting with Gazit; or (ii) take any action that results in a Bond Change of Control without the prior written consent of Gazit;

13.2.2	Gazit shall not, and shall procure that no Gazit Investor shall, (i) acquire any interest in any security issued by the Company or referable in any way to any security issued by the Company which may trigger a Bond Change of Control without first consulting with CPI CEE; or (ii) take any action that results in a Bond Change of Control without the prior written consent of CPI CEE, and in each case, in considering any action referable to, or the subject of, this Clause 13.2 all Investors shall take account of all MEL Securities disclosed as owned, directly or indirectly, by any other Investor or Affiliate of any other Investor.
14	Termination and Amendment of Certain Sections of the Investment Agreement
14.1	The following sections of the Investment Agreement shall be terminated from the date hereof and neither party shall have a claim of any nature whatsoever against the other in connection with such terminated sections (save in respect of any rights or liabilities which have accrued before such termination):
14.1.1	Section 1;

14.1.2	Section 2;

14.1.3	Section 3;

14.1.4	Section 4;

14.1.5	Section 5;

14.1.6	Section 6;

14.1.7	Section 7;

14.1.8	Section 8;

14.1.9	Section 11;

14.1.10	Section 12, bullet points 4 and 5;

14.1.11	the first sentence of Section 15;

14.1.12	Sections 18(i), 18(x) and 18(xii); and

14.1.13	the last paragraph of Section 24.
14.2	Section 9 of the Investment Agreement shall be amended by deleting the existing wording and replacing it with the following : “The parties shall procure that no transfer of any shares in Newco is effected without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed) except for any transfer to a bank or other financial institution or trustee as security for the obligations of that party or on enforcement of that security in each case in relation to either (a) indebtedness incurred by that party or its any of its Affiliates in relation to the Transaction, or (b) any bond or other debt instrument issuance by that party or Affiliate of that party.”.

14.3	Section 11 of the Investment Agreement shall be amended by deleting the existing wording and replacing it with the following: “The parties agree that the sole purpose of Newco shall be to perform its obligations pursuant to the Master Transaction Agreement dated 20 March 2008 and to take such actions as necessary to facilitate the matters contemplated in the Co-operation and Voting Agreement dated 1 August 2008 as amended from time to time (the “Business”).”

14.4	In the event of any inconsistency or conflict between the provisions of this Agreement and the Investment Agreement, the provisions of this Agreement shall prevail.

15	Termination and Duration

15.1	Save as otherwise specified in this Agreement, this Agreement shall terminate only at such time as may be agreed by CPI CEE and Gazit.

15.2	Clauses 7.1.1, 7.1.2(ii), 7.1.3(ii), 8, 9, 11, 12, 13 and 14 of this Agreement shall terminate at such time following it first becoming effective when either (a) the Gazit Investors collectively directly or indirectly or (b) the CPI CEE Investors collectively directly or indirectly, hold legal or beneficial interests in less than 10,000,000 MEL Shares.

16	Miscellaneous Provisions

16.1	Amendments to MEL Share thresholds

The parties agree that if the Company takes any action to alter its share capital with the result that the number of MEL Shares held by the Investors is altered, including without limitation any share consolidation or share division, but excluding any issue of new MEL Shares, the threshold numbers of MEL Shares set out in Clauses 7, 10 and 15 shall be increased or reduced (as the case may be) proportionately to reflect this alteration, unless otherwise agreed in writing by the parties.

16.2	No Partnership

Nothing in this Agreement shall constitute any of the parties a partner of any other, nor shall the execution, completion and implementation of this Agreement confer on any party any power to bind or impose any obligations to any third parties on any other party or to pledge the credit of any other party.

16.3	Assignment
16.3.1	Except as provided in Clause 16.3.2 below or unless specifically agreed in writing by the parties to this Agreement, no party shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it. Any purported assignment in contravention of this Clause 16 shall be null and void.

16.3.2	Either of Gazit and CPI CEE may novate all, but not some only, of its rights and obligations pursuant to this Agreement to a person who either:
(i)	in the case of CPI CEE (and its successors in title and assigns), is Citigroup Inc. or a company of which 75 per cent. or more of the then issued share capital is owned (directly or indirectly) by Citigroup Inc.; or

(ii)	in the case of Gazit (and its successors in title and assigns), is Gazit Globe or a company of which 75 per cent. or more of the issued share capital is owned (directly or indirectly) by Gazit Globe, and in each case the person to whom any such novation is made must also be the relevant party to the Relationship Agreement (either prior to, or immediately following such novation).
16.4	Waiver
No delay by or omission of any party in exercising any right, power, privilege or remedy under this Agreement shall operate to impair such right, power, privilege or remedy or be construed as a waiver thereof. Any single or partial exercise of any such right, power, privilege or remedy shall not preclude any other or future exercise thereof or the exercise of any other right, power, privilege or remedy. The waiver, express or implied, by any party of any right under this Agreement or any failure to perform or breach by another party shall not constitute or be deemed a waiver of any other right under this Agreement. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

16.5	Entire Agreement
16.5.1	Each of CPI CEE and Gazit confirms that, save as otherwise agreed between them in writing, this Agreement, the other Transaction Documents (and any documents referred to in any such documents) and any confidentiality agreements between them, in each case to which they are a party, represent the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between them with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom, usage or course of dealing.

16.5.2	In entering into this Agreement each of CPI CEE and Gazit agrees and confirms that it has not relied on any advice representation, warranty, assurance, covenant, indemnity, undertaking or commitment which is not expressly set out in this Agreement. Furthermore, each of CPI CEE and Gazit acknowledges and agrees that the other party owes no duty or care to it, and has made no warranty or representation to it, in relation to the terms of this Agreement or any investment in MEL Securities, any asset held by the Company or any of its Affiliates or any investment or management expertise of that party.

16.5.3	In any event, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, the only rights or remedies in relation to any representation, warranty, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with this Agreement are contained in this Agreement and for the avoidance of doubt and without limitation, no party has any right or remedy (whether by way of a claim for contribution or otherwise) in tort (including negligence) or for misrepresentation (whether negligent or otherwise, and whether made prior to, and/or in, this Agreement).
16.6	Severance
In the event that any part (including any Clause or part thereof) of this Agreement shall be void or unenforceable by reason of any applicable law, it shall be deleted and the remaining parts of this Agreement shall continue in full force and effect and if necessary, all parties shall use their best endeavours to agree any amendments to the Agreement necessary to give effect to the spirit of this Agreement.
16.7	Third Party Rights
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.
16.8	Notices
16.8.1	Any notice or other communication to be given by CPI CEE to Gazit or to any other Gazit Investor or by Gazit to CPI CEE or to any other CPI CEE Investor under, or in connection with the matters contemplated by, this Agreement shall be addressed to Gazit or CPI CEE (as the case may be) and sent to the address or facsimile number of such other party given in this Clause for the purpose and marked for the attention of the person so given or such other address or facsimile number or marked for such other attention as such other party may from time to time specify by notice given in accordance with this Clause to the other parties. The relevant details of each party as at the date of this Agreement are:
In the case of CPI CEE:
1209 Orange Street,
Wilmington,
Delaware 19801,
United States of America
Attention: Michael Astarita
Copy to
Citi Property Investors,
Ground Floor, Stirling Square,
5-7 Carlton Gardens,
London, SW1Y 5AD,
United Kingdom
Attention: Jeremy Kenley and Neil Hasson
Tel +44 20 7986 5075
Fax: +44 20 7508 8932
Email: Jeremy.kenley@citigroup.com / neil.hasson@citi.com
In the case of Gazit:
Gazit Midas,
c/o Volaw Trust & Corporate Services Limited
Templar House
Don Road
St. Helier
Jersey JE1 2TR
Channel Islands
Great Britain
Attention: Samantha Hill
Tel. direct: +44(0) 1534 500439
Tel. switch: +44(0) 1534 500400
Fax: +44(0) 1534 500450
e-mail: shill@volaw.com
With a copy to
Eran Ballan
Gazit Globe Ltd
1 Derech hashalom,
Tel Aviv
Israel
Tel direct: +972-3-6948000
Fax: +972-3-6961910
e-mail: EBallan@GazitGroup.com
16.8.2	Any notice or other communication to be given in connection with the matters contemplated by, this Agreement shall be in writing and shall be given by letter delivered by hand or sent by recorded delivery post (airmail if overseas) or facsimile, provided that in the case of a notice given by fax transmission, such notice shall forthwith be confirmed by post (although the failure of the addressee to receive such confirmation shall not invalidate the relevant notice given by fax), and shall be deemed to have been received:
(i)	in the case of delivery by hand, when delivered; or

(ii)	in the case of recorded delivery post, on the second day following the day of posting or (if sent airmail from overseas) on the 10th day following the day of posting; or

(iii)	in the case of facsimile, on acknowledgement of the addressee’s facsimile receiving equipment (where such acknowledgement occurs before 1700 hours, local time, on the day of acknowledgement) and in any other case on the day following the day of acknowledgement.
16.8.3	Any notice or other communication not received on a Business Day or received after 1700 hours local time on any Business Day in the place of receipt shall be deemed to be received on the next Business Day.
16.9	Counterparts
This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when executed and delivered shall constitute an original, but all the counterparts shall together constitute but one and the same instrument.
16.10	Several and not joint or joint and several obligations
Except where expressly stated otherwise in this Agreement, all obligations, undertakings and statements in this Agreement are several.

16.11	Further assurance

Each of the parties agrees to take all such action or procure that all such action is taken as is reasonable in order to implement the terms of this Agreement or any transaction, matter or thing contemplated by this Agreement. Each of the parties further agrees to use its reasonable endeavours to provide written confirmation of the giving or withholding of any consent (as applicable) pursuant to this Agreement in a timely manner.

16.12	CPI CEE Investors and Gazit Investors
16.12.1	CPI CEE confirms that each of the CPI CEE Investors has irrevocably appointed CPI CEE to exercise all Voting Rights held by that CPI CEE Investor. Service of any notice or other communication on CPI CEE shall be deemed to constitute valid service thereof on the relevant CPI CEE Investors (if applicable).

16.12.2	Gazit confirms that each of the Gazit Investors has irrevocably appointed Gazit to exercise all Voting Rights held by that Gazit Investor. Service of any notice or other communication on Gazit shall be deemed to constitute valid service thereof on the relevant Gazit Investors (if applicable).
17	Governing Law, Jurisdiction and Service of Process

17.1	This Agreement shall be governed by, and construed in accordance with English law.

17.2	The Courts of England shall have exclusive jurisdiction in relation to any Proceeding and any matter arising therefrom.

17.3	Each party irrevocably waives any right that it may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts do not have jurisdiction.

17.4	Each party agrees that without preventing any other mode of service, any document in an action (including, but not limited to, a claim form or any other document to be served under the Civil Procedure Rules) may be served on any party by being delivered to or left for that party at its address for service of notices under Clause 15.7.

17.5	Each party acknowledges and undertakes as follows:
17.5.1	it shall not challenge the validity or enforceability of the restrictions in this Agreement either as a matter of English law or otherwise (“Challenge”); and

17.5.2	in the event of a Challenge, such party shall indemnify and keep indemnified each other party hereto against each loss, liability and cost which such party incurs arising out of or in connection with a Challenge including, without limitation, each loss, liability and cost reasonably incurred as a result of settling or defending a Challenge.
17.6	CPI CEE agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on Gazit Midas, C/o Law Debenture Corporate Services Limited at Fifth Floor, 100 Wood Street, London EC2V 7EX. on its behalf and irrevocably appoints such person as its agent to accept service of Proceedings. These documents may, however, be served in any other manner allowed by law. This Clause applies to all Proceedings wherever started.

17.7	Gazit agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on Citi Property Investors a business unit of Citibank International plc, Ground Floor, Stirling Square, 5-7 Carlton Gardens, London, SW1Y 5AD, United Kingdom, attention Jeremy Kenley on its behalf and irrevocably appoints such person as its agent to accept service of Proceedings. These documents may, however, be served in any other manner allowed by law. This Clause applies to all Proceedings wherever started.

In witness whereof the parties have executed and duly delivered this Agreement as a Deed on the day and year first hereinbefore mentioned.
Executed by the parties

Executed and delivered as a Deed for and on behalf of CPI CEE Management LLC acting by	}	/s/ Michael Astarita
Citigroup Alternative Investments Real
Estate GP LLC,
its Managing Member
acting by
Michael Astarita
Vice President
in the presence of:

Executed and delivered as a Deed for and on behalf of Gazit Midas Limited in the presence of:	}	/s/ Chaim Katzman

Schedule 1
The CPI CEE Investors

Name of Investor
CPI Austria Holdings Limited
CPI CEE Limited
CPI CEE Co-invest 1 Limited
CPI CEE Co-invest 2 Limited
CPI CEE Co-invest 3 Limited

Schedule 2
Form of Letter of Confirmation
[On headed paper of CPI CEE/Gazit]
[Gazit/CPI CEE]
[Address]
FAO:
Fax:
[Date]
Dear Sirs
Co-Operation and Voting Agreement dated [•] [•] 2008 (the “Agreement”)
We refer to the Agreement. Capitalised terms used but not otherwise defined in this letter have the meaning given to them in the Agreement.
We hereby give you notice that [•] (the “Transferor”) has transferred [•] (the “MEL Instruments”) to [•] (the “Transferee”) pursuant to Clause [11.1.1/11.1.3] of the Agreement. This is the Letter of Confirmation referred to in that Clause.
[CPI CEE/Gazit] hereby confirms that the interests in MEL Instruments held by the Transferee will be Managed by [CPI CEE/Gazit] on behalf of such Transferee.
Yours faithfully

For and on behalf of [CPI CEE/Gazit]

Schedule 3
Warranties
1	Capacity

It has the capacity and power to execute, deliver and perform its obligations under this Agreement and the transactions contemplated by this Agreement.

2	Authority

It has taken all necessary action to authorise the execution, delivery and performance of its obligations under this Agreement.

3	Legal, valid and binding

3.1	This Agreement once executed by it will constitute legal, valid and binding obligations of it enforceable in accordance with their terms.

3.2	No authorisation, approvals or consents from any governmental or other authorities is necessary for the execution and delivery by it of this Agreement and the exercise of its rights and the performance of its obligations under this Agreement to render the same legal, valid, enforceable and admissible in evidence. The execution, delivery and performance by it of this Agreement and the transactions contemplated by this Agreement will not contravene any existing law, regulation, ordinance, decree or authorisation to which it is subject, or contravene any provision of its memorandum and articles of association or any equivalent documents in any jurisdiction where it is formed.